Exhibit 23.2


                      [Letterhead of Timothy M. Griffiths]





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Resolve Staffing, Inc.
         Form SB-2/A

Gentlemen:

I hereby consent to the incorporation of my report as independent auditor accompanying the audited financial statements of Resolve Staffing, Inc., (formerly Columbialum Staffing, Inc.) as of December 31, 2001 (consolidated) and 2000, and for the years then ended, issued in connection with Resolve Staffing, Inc.'s filing of its amended registration statement, being filed under the Securities Act of 1933, under cover of Form SB-2. I also consent to the use of my name under the heading "Experts" in the registration statement.

Very truly Yours,

/s/ Timothy M. Griffiths
--------------------------------
Timothy M. Griffiths, C. P. A.
Tampa, Florida
December 16, 2002